News Release For Immediate Release Company Contact: Jack Collins, Investor Relations Phone: (405) 702-7460
Websites: www.qrcp.net, www.qelp.net, & www.qmlp.net

Quest Announces Resignation of Jerry Cash

David Lawler Named President

Boards Form Joint Special Committee to Conduct Investigation

OKLAHOMA CITY – August 25, 2008 – The boards of directors of Quest Resource Corporation (NASDAQ: QRCP), Quest Energy Partners, L.P. (NASDAQ: QELP) and Quest Midstream Partners, L.P. announced they have accepted the resignation of Jerry Cash, as Chairman and CEO of all three entities, effective immediately. The resignation followed the discovery, in connection with an inquiry from the Oklahoma Department of Securities, of questionable transfers of company funds to an entity controlled by Mr. Cash. Initial indications are that the amount in question appears to involve about $10 million.

Promptly following the discovery, members of the three boards met in joint sessions on Friday and over the weekend. The boards immediately formed a Joint Special Committee comprised of representatives from each board, including the chairs of the audit committees of Quest Resource Corporation and Quest Energy Partners, to investigate the matter and consider the effects on the companies' financial statements. The Joint Special Committee has retained Spencer C. Barasch of Andrews Kurth LLP to lead the investigation. Chief Financial Officer David Grose was placed on a paid administrative leave of absence during the investigation. Quest has reported this matter to, and intends to fully cooperate with, the U.S. Securities and Exchange Commission and other appropriate governmental and regulatory organizations.

The boards also announced they have unanimously elected David Lawler as president of each entity and have appointed him as a director of Quest Resource Corporation to fill the vacancy created by Cash's resignation. Lawler has more than 17 years of oil and gas industry experience in various senior management and engineering positions and has served as the Chief Operating Officer of Quest Resource Corporation since May 2007. Mr. Lawler has been a director and Chief Operating Officer of Quest Energy Partners since its initial public offering in November 2007. Prior to joining Quest, Lawler served in roles of increasing responsibility for Shell Exploration & Production, most recently as engineering and operations manager for multiple assets along the U.S. Gulf Coast. Prior to joining Shell, Lawler was employed by predecessor companies of ConocoPhillips in various domestic engineering and operations positions.

The company has retained Kroll Zolfo Cooper LLC to assist in the accounting and finance functions during Mr. Grose's absence. Kevin Golmont of Kroll will serve as interim Chief Financial Officer.

The boards have also formed a Joint Strategic Review Committee comprised of one representative of each of the boards to assist Lawler in undertaking a detailed review of each entity’s strategy.

“The boards have tremendous confidence in David’s abilities,” said Jay Rateau, lead director for Quest Resource Corporation. “During his tenure as COO, David has displayed exceptional leadership skills and demonstrated sound financial and technical ability,” Rateau added.

“I appreciate the board members confidence in my ability to lead the Quest entities. In my prior role of COO, I learned the strength of our organization comes from our dedicated employees and our assets. I will work with our employees and board members to continue to execute our business plans as I conduct a strategic review of each organization,” said David Lawler.

About Quest Resource Corp., Quest Energy Partners, L.P., and Quest Midstream Partners, L.P.

Quest Resource Corporation is a fully integrated E&P company that owns: the right to develop approximately 130,000 net acres in the Appalachian Basin of the northeastern United States, including 122,600 acres prospective for the Marcellus Shale; 100% of the general partner and a 57% limited partner interest in Quest Energy Partners, L.P.; and 85% of the general partner and a 36% limited partner interest in Quest Midstream Partners, L.P. Quest Resource operates and controls Quest Energy Partners and Quest Midstream Partners through its ownership of their general partners. For more information, visit the Quest Resource website at www.qrcp.net.

Quest Energy Partners, L.P. was formed by Quest Resource Corporation to acquire, exploit and develop natural gas and oil properties and to acquire, own, and operate related assets. The partnership owns more than 2,300 wells and is the largest producer of natural gas in the Cherokee Basin, which is located in southeast Kansas and northeast Oklahoma and holds a drilling inventory of nearly 2,100 locations in the Basin. The partnership also owns natural gas and oil producing wells in the Appalachian Basin of the northeastern United States and in Seminole County, Oklahoma. For more information, visit the Quest Energy Partners website at www.qelp.net.

Quest Midstream Partners, L.P. was formed by Quest Resource Corporation to acquire and develop transmission and gathering assets in the midstream natural gas and oil industry. The partnership owns more than 2,000 miles of natural gas gathering pipelines and over 1,100 miles of interstate natural gas transmission pipelines in Oklahoma, Kansas, and Missouri. For more information, visit the Quest Midstream Partners website at www.qmlp.net.

Forward-Looking Statements

Opinions, forecasts, projections or statements other than statements of historical fact, are forward-looking statements that involve risks and uncertainties. Forward-looking statements in this announcement are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Although Quest believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct. In particular, the forward looking statements made in this release are based upon a number of financial and operating assumptions that are subject to a number of risks, including the results of the internal investigation described in this press release, uncertainty involved in exploring for and developing new natural gas reserves, the sale prices of natural gas and oil, labor and raw material costs, the availability of sufficient capital resources to carry out the anticipated level of new well development and construction of related pipelines, environmental issues, weather conditions, competition and general market conditions. Actual results may differ materially due to a variety of factors, some of which may not be foreseen by Quest. These risks, and other risks are detailed in Quest Resource Corporation's and Quest Energy Partners, L.P.’s filings with the Securities and Exchange Commission, including risk factors listed in their latest annual reports on Form 10-K and other filings with the Securities and Exchange Commission. You can find Quest Resource Corporation’s filings with the Securities and Exchange Commission at www.qrcp.net or at www.sec.gov and Quest Energy Partners, L.P.'s filings with the Securities and Exchange Commission at www.qelp.net or at www.sec.gov. By making these forward-looking statements, Quest undertakes no obligation to update these statements for revisions or changes after the date of this release.

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